Exhibit 10.9

October 10, 2017

Richard Strulson

Dear Richard:

It was an absolute pleasure meeting with you. Having someone with your background and experience join our organization is very exciting and important to our strategic plans. I am pleased to offer you the position of Senior Vice President & General Counsel reporting directly to me. The details of the position are outlined below for your review and consideration.

As discussed, your start date will be determined based on the transition of your current duties with an anticipated start date of December 4th, 2017. Your annual base salary will be $340,000. Your salary will be payable on a bi-weekly basis in accordance with the standard payroll practices of the Company and subject to all required withholdings and deductions. Upon acceptance of this offer, we will process a signing bonus of $1200.00.

In addition to your cash compensation outlined above, you will be eligible to earn a yearly bonus with a target of 50% of your annual base salary. The bonus has two components: 50% of your total eligible bonus will be based on the Company achieving its annual consolidated adjusted EBITDA target and 50% will be based on the legal team’s achievement of the department’s stated MBOs. These MBOs will be reviewed with you within 90-days of your employment. The bonus agreement is attached for your review.

You will be granted 5000 Class E Options. The details of these grants are attached for your review. Please note, as discussed, the fair market value of the options will be determined upon the completion of ISI’s refinancing process.

You will be eligible for three weeks of vacation annually pursuant to the Company’s policy. Eight paid holidays, one personal day and ten days of paid sick leave.

The Company offers full major medical, dental and supplemental health and welfare benefits. You, and your eligible dependents, will be able to participate in the Company’s medical plans the first of the month following 30-days of employment.    In addition, you will be eligible to enroll in the Company’s retirement savings plan the first of the month following 30-days of hire. Please note that ISI will initiate an “automatic enrollment” of 3% of your annual base wages. You may choose to leave this enrollment at 3%, change the % of your deferrals or elect not to participate in the plan.

In consideration of your offer of employment, receipt and sufficiency of which you hereby acknowledge, you agree that while you are employed by the Company or any of its subsidiaries (collectively, the “Company Group”) and for a period of one (1) year after the effective date of separation from the Company Group, you will not directly or indirectly:

i. solicit or attempt to solicit business from the Company Group’s customers, including prospective customers, by use of the Company Group’s Trade Secrets, as defined within the Confidentiality Agreement presented contemporaneously with this offer letter, or

ii. solicit any person who is an employee of the Company Group to terminate his or her relationship with the Company Group.

You also agree that you shall not, without the prior express written consent of an officer of the Company, engage in or have any financial or other interests in, or render any service in any capacity to any competitor or supplier of the Company Group during your employment with the Company. Notwithstanding the foregoing, you shall not be restricted from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers, provided that such investment does not exceed 1% of the market value of the outstanding securities of such corporation. The provisions of this paragraph shall apply to you and your immediate family.

In the event your employment with the Company is terminated for any reason, you agree not to disclose any of the Company’s Trade Secrets, proprietary or confidential information, as defined within the Confidentiality Agreement. This is not intended to prohibit you from reporting possible violations of federal law to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law. You do not need the Company’s prior authorization to make such disclosures, nor are you required to notify the Company that you have made such reports or disclosures.

Termination by the Company for Cause. The Company shall have the right to terminate the Employment Period at any time for Cause, as defined herein. Upon such termination, all of Employee’s rights to his or her Base Salary and benefits shall immediately terminate as of such date of termination except that Employee shall be entitled to any earned and unpaid portion of his or her Base Salary and accrued vacation benefits up to the date of termination.

Termination other than for Cause, Death or Permanent Disability. Employee shall have the right to terminate the Employment Period at any time. If the Company terminates Employee’s employment other than for Cause or other than upon the occurrence of Employee’s death or Permanent Disability, or if Employee terminates his or her employment for Good Reason, as defined herein, Employee shall be entitled to receive as severance (the “Severance Amount”) an amount equal to his or her Base Salary for six (6) months (such period, the “Severance Period”), provided however, in no event shall the Severance Amount exceed the amount specified in

Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) and Employee shall not be entitled to receive the Severance Amount unless Employee shall have executed and returned to the Company (within 46 days of the date the release is provided) and shall not have within 7 days timely revoked, to the extent applicable, a release of claims in a form provided by the Company to ensure a final, complete and enforceable general release of all claims that Employee has or may have against the Company, including without limitation any claims relating to or arising in any way from Employee’s employment with the Company and/or the termination thereof. The Severance Amount, if any, due hereunder shall be paid in six (6) equal monthly installments and shall be paid pursuant to the Pay Schedule beginning with the first regular payroll payment date that follows the two-month anniversary of the termination date. If Employee voluntarily terminates the Employment Period other than for Good Reason, all of Employee’s rights to his or her Base Salary and benefits (including any unearned portion of any bonus amount) shall immediately terminate as of the date of such termination except that Employee shall be entitled to any earned and unpaid portion of his or her Base Salary and accrued vacation up to the date of termination. If Employee terminates the Employment Period for Good Reason as a result of a reduction in his or her Base Salary, the Severance Amount described above shall be calculated using his or her Base Salary before such reduction.

You agree that if any court of competent jurisdiction shall finally hold that any provision of this Agreement is void or constitutes an unreasonable restriction, the provisions of this Agreement shall not be rendered void but shall apply to such extent as such court may determine constitutes a reasonable restriction under the circumstances.

Should you breach any of the terms of this offer letter or the post-termination obligations referenced herein, to the extent authorized by state law, you will be responsible for payment of all reasonable attorneys’ fees and costs that the Company Group incurred in the course of enforcing these terms, including demonstrating the existence of a breach and any other contract enforcement efforts.

Richard, we are excited to have someone of your caliber join our team and are looking forward to further enhancing ISI’s position as the leader in our industry.

Sincerely,

/s/ Alan K. Davenport

Alan K. Davenport

President & Chief Executive Officer

Accepted and Agreed:

/s/ Richard Strulson	10/10/2017

Signature – Richard Strulson	Date

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